Certain information has been redacted from this Exhibit 10.1 because it is not material and it is the type of information that the issuer treats as private or confidential.

STOCK PURCHASE AGREEMENT

for

WASTE CONSOLIDATORS, INC.

by and among

[REDACT],

MENTOR CAPITAL, INC.,

and

ALLY WASTE SERVICES, LLC

dated as of

October 4, 2023

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "**Agreement**"), dated as of October 4, 2023, is entered into by and among [REDACT], an individual resident of the State of Arizona ("**[**REDACT**]**"), Mentor Capital, Inc., a Delaware corporation ("**Mentor**" and together with [REDACT], the "**Sellers**" and each a "**Seller**"), and Ally Waste Services, LLC, a Delaware limited liability company ("**Buyer**" and together with the Sellers, the "**Parties**" and each a "**Party**"). Capitalized terms used in this Agreement have the meanings given to such terms herein.

RECITALS

WHEREAS, Sellers collectively own all of the issued and outstanding shares of common stock, no par value (the "**Shares**"), of WASTE CONSOLIDATORS, INC., a Colorado corporation (the "**Company**"); and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Shares, subject to the terms and conditions set forth herein, including the Sellers' providing of adequate representations, warranties, and indemnifications regarding the Company's records and the ownership of Shares;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Shares, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an "**Encumbrance**"), other than those restrictions on transfer arising under applicable federal and state securities laws.

Section 1.02 Purchase Price. The aggregate initial purchase price for the Shares shall be Twelve Million Dollars (USD $12,000,000). The initial purchase price shall be subject to the Working Capital Adjustment, and the total sum of the initial purchase price and the Working Capital Adjustment shall constitute the "**Purchase Price**", as follows:

(a) **Cash Payment**: Ten Million Dollars (USD $10,000,000) of the Purchase Price shall be payable in cash (the "**Cash Payment**"). The Cash Payment shall be payable to the Sellers as follows: $5,000,000 to Mentor, and $5,000,000 to [REDACT] by wire transfer of immediately available funds at Closing.

(b) **Promissory Note**: Two Million Dollars (USD $2,000,000) of the Purchase Price (prior to any adjustments as set forth herein) shall be payable by way of two promissory notes, one such note being made to [REDACT] and the other such

note being made to Mentor (together, the "**Notes**") of One Million Dollars (USD $1,000,000) each, which shall bear six percent (6%) interest on a Payment-In-Kind basis. The terms and conditions of Notes shall be detailed in the separate promissory notes attached hereto as **Exhibit A**, to be executed by the Parties at Closing and shall include certain rights of offset by the Buyer, as set forth herein and therein.

(c) **Working Capital Adjustment**: The Purchase Price shall, as applicable, be adjusted to account for any discrepancy between the actual working capital of the Company as of the Closing Date and a net working capital peg of Seven Hundred and Sixty-Four Thousand Dollars (USD $764,000) (the "**Working Capital Peg**"), and the actual cash balance of the Company as of the Closing Date and One Hundred Thousand Dollars (USD $100,000) (the "**Cash Balance Peg**"), (collectively referred to as the "**Working Capital Adjustment**"), as follows:

(i) The net working capital of the Company as of the Closing Date ("**Final Working Capital**") will be determined in accordance with the methodology set forth on Section 1.02(c) of the Disclosure Schedules. The term "**Disclosure Schedules**" means the disclosure schedules, attached hereto and made a part hereof, delivered by Buyer and Sellers concurrently with the execution, closing, and delivery of this Agreement. This calculation will occur within thirty (30) days following the Closing Date by the parties.

(ii) The Working Capital Adjustment shall be calculated as the sum of (A) the difference between the Final Working Capital and the Working Capital Peg, and (B) the difference between the actual cash of the Company at Closing and the Cash Balance Peg.

(iii) If the Working Capital Adjustment results in a positive amount, Buyer shall increase the unpaid principal amount of [REDACT]'s Note by such amount, thereby increasing the Purchase Price dollar-for-dollar by such amount. Conversely, if the Working Capital Adjustment results in a negative amount, Buyer shall decrease the unpaid principal amount of [REDACT]'s Note by such amount, thereby decreasing the Purchase Price dollar-for-dollar by such amount.

(iv) Subject to the Working Capital Adjustment provisions of Section 1.04, any Working Capital Adjustment shall be settled within five (5) days after the determination of the Final Working Capital by wire transfer of immediately available funds or an amendment to [REDACT]'s Note, which method of payment or adjustment may be determined by Buyer in its sole discretion.

Section 1.03 Withholding Taxes. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts to the extent paid by Buyer to the appropriate Governmental Authority shall be treated as delivered to Sellers hereunder, as appropriate.

Section 1.04 Adjustment Dispute Resolution.

(a) **Notice of Dispute**: If a Party disputes any determination or calculation of any Working Capital Adjustment under Section 1.02, such Party shall notify the other Parties in writing ("**Dispute Notice**") within 30 days after receipt of the calculation or determination. The Dispute Notice shall set forth in reasonable detail the nature of the dispute.

(b) **Good Faith Resolution**: Upon receipt of a Dispute Notice, the Parties shall negotiate in good faith to resolve the dispute. If the Parties resolve the dispute, the resolved Working Capital Adjustment shall be deemed final and binding on the Parties.

(c) **Engagement of Independent Accountant**: If the Parties cannot resolve the dispute within 30 days following the receipt of the Dispute Notice, any Party may submit the dispute for resolution to an independent certified public accountant ("**Independent Accountant**") mutually agreed upon by the Parties.

(d) **Procedure**: The Independent Accountant shall act as an expert for the limited purpose of determining the specific disputed items but shall not assign a value greater than the highest or lower than the lowest value assigned by the Parties. Each Party shall submit its calculations and supporting documents to the Independent Accountant within 10 days of the engagement. The Independent Accountant shall make its determination within 30 days after receipt of the submitted materials.

(e) **Binding Effect**: The determination of the Independent Accountant shall be final and binding on the Parties, absent manifest error.

(f) **Costs**: Unless otherwise agreed, the costs for the Independent Accountant's engagement shall be borne equally by both Parties.

ARTICLE II
CLOSING

Section 2.01 Closing. The closing of the transactions contemplated by this Agreement (the "**Closing**") shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the "**Closing Date**") remotely by exchange of documents and signatures (or their electronic counterparts). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. Mountain Standard Time on the Closing Date.

Section 2.02 Seller Closing Deliverables. At the Closing, Sellers shall deliver to Buyer the following:

(a) Stock powers or other instruments of transfer duly executed in blank.

(b) The Notes, duly executed by each respective Seller.

(c) A certificate:

(i) of each Seller certifying the authorization, execution, delivery, and performance of this Agreement and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the "**Transaction Documents**") to which either of them is a party, confirming that they are the true and legitimate owners of the Shares being sold and that such Shares are free and clear of all Encumbrances.

(ii) of the Secretary (or other officer) of Mentor certifying:

(A) that attached thereto are true and complete copies of all resolutions of the board of directors of Mentor authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents to which Mentor is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect;

(B) the names, titles, and signatures of the officers of Mentor authorized to sign this Agreement and the other Transaction Documents; and

(C) that attached thereto are true and complete copies of the governing documents of Mentor, including any amendments or restatements thereof, and that such governing documents are in full force and effect.

(iii) of the Secretary (or other officer) of the Company certifying:

(A) that attached thereto are true and complete copies of all resolutions of the board of directors of the Company supporting the transactions contemplated under this Agreement and the Transaction Documents;

(B) that such resolutions are in full force and effect; and

(C) that attached thereto are true and complete copies of the governing documents of the Company, including any amendments or restatements thereof, and that such governing documents are in full force and effect.

(d) Resignations of the directors and officers of the Company, effective as of the Closing Date.

(e) A good standing certificate (or its equivalent) for the Company and for Mentor from the respective secretary of state or similar Governmental Authority of the jurisdiction in which the Company or Mentor, respectively, is organized and each jurisdiction where the Company is required to be qualified, registered, or authorized to do business. The term "**Governmental Authority**" means any federal, state, local, or

foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.

(f) A certificate pursuant to Treasury Regulations Section 1.1445-2(b) that each Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986 (as amended, the "**Code**").

(g) An independent consultant agreement (the "**IC Agreement**"), duly executed by [REDACT] or his Affiliate.

Section 2.03 Buyer's Deliveries. At the Closing, Buyer shall deliver the following to Sellers:

(a) The Cash Purchase Price.

(b) The Notes, duly executed by the Buyer.

(c) A certificate of the Secretary (or other officer) of Buyer certifying:

(i) that attached thereto are true and complete copies of all resolutions of the board of directors of Buyer authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect; and

(ii) the names, titles, and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents to which it is a party.

(d) The IC Agreement, duly executed by Buyer.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Each Seller severally, and not jointly, represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof. For purposes of this ARTICLE III, "Sellers' knowledge," "knowledge of Sellers," and any similar phrases shall mean the actual or constructive knowledge of any Seller, after due inquiry.

Section 3.01 Authority of Seller. Each Seller is an individual or corporation with full legal capacity to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and each Transaction Document to which each such Seller is a party constitute legal, valid, and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as such

enforcement may be limited by application of equitable principals or by bankruptcy, insolvency, moratorium, or similar laws.

Section 3.02 Organization, Authority, and Qualification of the Company. As of the date hereof, the Company is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Colorado. The Company has full corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction where the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 3.03 Capitalization.

(a) The authorized shares of the Company consist of 1,000,000 shares of common stock, no par value, of which 1,000,000 shares are issued and outstanding and constitute the Shares. A true and complete list of the shareholders and their respective numbers of shares is set forth in Section 3.03(a) of the Disclosure Schedules. All of the Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are owned of record and beneficially by Sellers, free and clear of all Encumbrances. Upon the transfer, assignment, and delivery of the Shares and payment therefor in accordance with the terms of this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(b) All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement or commitment to which Sellers or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person. "**Person**" shall mean any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

(c) Except as set out in Section 3.03(c) of the Disclosure Schedules, there are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation, or other rights, agreements, or commitments relating to the shares of the Company or obligating Sellers or the Company to issue or sell any shares of, or any other interest in, the Company. No voting trusts, stockholder agreements, proxies, or other agreements are in effect with respect to the voting or transfer of any of the Shares, and any such previous agreements have been duly terminated and are of no further force or effect.

Section 3.04 No Subsidiaries. The Company does not have, or have the right to acquire, an ownership interest in any other Person. Furthermore, no subsidiary or other Affiliate of the Company has been created or dissolved in a manner that could impact the Company's liability, assets, or operations.

Section 3.05 No Conflicts or Consents. Except as set forth in Section 3.05 of the Disclosure Schedules, the execution, delivery, and performance by Sellers of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of the Company; (b) violate or conflict with any provision of any applicable statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority (collectively, "**Law**") or any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any Governmental Authority ("**Governmental Order**") applicable to Sellers or the Company; (c) require the consent, notice, or filing with or other action by any Person or require any Permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral (collectively, "**Contracts**"), to which Sellers or the Company is a party or by which Sellers or the Company is bound or to which any of their respective properties and assets are subject; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of the Company.

Section 3.06 Financial Statements. Complete copies of the Company's audited annual financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2020, 2021, and 2022, and the related statements of income and retained earnings, stockholders' equity, and cash flow for the years then ended (the "**Annual Financial Statements**"), as well as the Company's unaudited quarterly financial statements for the quarter ended March 31, 2023 and the quarter ended June 30, 2023 (the "**Quarterly Financial Statements**") are included on Section 3.06 of the Disclosure Schedules. Both the Annual Financial Statements and the Quarterly Financial Statements have been prepared in accordance with generally accepted accounting principles in effect in the United States ("**GAAP**"), applied on a consistent basis throughout the periods involved. These Financial Statements are based on the books and records of the Company and fairly present, in all material respects, the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2022 is referred to herein as the "**Balance Sheet**" and the date thereof as the "**Balance Sheet Date**". The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.07 Undisclosed Liabilities. The Company has no liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise (collectively, "**Liabilities**"), except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08 Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, the Company has conducted its operations in the ordinary course of business consistent with past practice. Except as set forth on Section 3.08 of the Disclosure Schedules, since the Balance Sheet Date, there has not been, with respect to the Company:

(a) any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), assets, or liabilities of the Company;

(b) any changes in the ownership, governance, or corporate structure of the Company that could impact transactions contemplated hereby; or

(c) any Liabilities incurred or any actions taken by the Sellers that could adversely impact the transaction or the Company's value or ongoing operations.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each Contract that is material to the Company (such Contracts, together with all Contracts concerning the occupancy, management, or operation of any Real Property (as defined in Section 3.10(a)), being "**Material Contracts**"), including the following:

(i) each Contract of the Company involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days' notice;

(ii) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax (as defined in Section 3.19(a)), environmental, or other Liability of any Person;

(iii) all Contracts relating to Intellectual Property (as defined in Section 3.11(a)), including all licenses, sublicenses, settlements, coexistence agreements, covenants not to sue, and permissions;

(iv) except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company; and

(v) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time.

(b) To the knowledge of Sellers, each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Sellers' knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer. Notwithstanding any filings made for any dissolution or termination of the Company with any Governmental Authority, to the knowledge of Sellers, all Material Contracts are validly existing or have

been validly reinstated and do not violate any past or current corporate governance or legal standing of the Company.

Section 3.10 Real Property; Title to Assets.

(a) Section 3.10(a) of the Disclosure Schedules lists all real property in which the Company has an ownership or leasehold (or subleasehold) interest (together with all buildings, structures, and improvements located thereon, the "**Real Property**"), including: (i) the street address of each parcel of Real Property; (ii) for Real Property that is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease, and any termination or renewal rights of any party to the lease; and (iii) the current use of each parcel of Real Property. Sellers have delivered or made available to Buyer true, correct, and complete copies of all leases relating to the Real Property.

(b) Notwithstanding any filings made for any dissolution or termination of the Company with any Governmental Authority, the Company has good and valid (and, in the case of owned Real Property, good and indefeasible fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date except as otherwise disclosed on Section 3.10(b) of the Disclosure Schedules. All Real Property, personal property and other assets owned by the Company are free and clear of Encumbrances except for those items set forth in Section 3.10(b) of the Disclosure Schedules.

(c) The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to possess, lease, occupy, or use any leased Real Property. To the knowledge of Sellers, the use of the Real Property in the conduct of the Company's business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit, or Contract.

Section 3.11 Intellectual Property.

(a) The term "**Intellectual Property**" means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, including all applications and registrations; (iv) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein; and (v) internet domain names and social media accounts and pages.

(b) Section 3.11(b) of the Disclosure Schedules lists all issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing and all material unregistered Intellectual Property that are owned by the Company (the "**Company IP Registrations**"). The Company owns or has the valid and enforceable right to use all Intellectual Property used in or necessary for the conduct of

the Company's business as currently conducted and as proposed to be conducted (the "**Company Intellectual Property**"), free and clear of all Encumbrances, except for those specifically disclosed in Section 3.11(b) of the Disclosure Schedules. All of the Company Intellectual Property is valid, subsisting, and enforceable, and all Company IP Registrations are in full force and effect. The Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property and to preserve the confidentiality of all trade secrets included in the Company Intellectual Property.

(c) The conduct of the Company's business as currently and formerly conducted, and as proposed to be conducted, has not infringed, misappropriated, or otherwise violated, and will not infringe, misappropriate, or otherwise violate the Intellectual Property rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property.

Section 3.12 Material Customers and Suppliers.

(a) Section 3.12(a) of the Disclosure Schedules sets forth each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $50,000 for each of the two most recent fiscal years (collectively, the "**Material Customers**"). To the knowledge of Sellers, the Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to purchase or use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b) Section 3.12(b) of the Disclosure Schedules sets forth each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $50,000 for each of the two most recent fiscal years (collectively, the "**Material Suppliers**"). To the knowledge of Sellers, the Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.13 Insurance. Section 3.13 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of insurance maintained by Sellers or their Affiliates (including the Company) and relating to the assets, business, operations, employees, officers, and directors of the Company (collectively, the "**Insurance Policies**"). Such Insurance Policies: (a) are in full force and effect; (b) are valid and binding in accordance with their terms; and (c) have not been subject to any lapse in coverage, regardless of any filings made for any dissolution or termination of the Company with any Governmental Authority. No Seller or any of their Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid. No Seller or any of their Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which

the Company is a party or by which it is bound. For purposes of this Agreement: (x) "**Affiliate**" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (y) the term "**control**" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other ownership interests, by contract, or otherwise.

Section 3.14 Legal Proceedings; Governmental Orders.

(a) There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, "**Actions**") pending or, to Sellers' knowledge, threatened against or by the Company, the Sellers, or any Affiliate of Sellers: (i) relating to or affecting the Company or any of the Company's properties or assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. To Sellers' knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding, and the Company is in compliance with all, Governmental Orders against, relating to, or affecting the Company or any of its properties or assets. All such Governmental Orders are listed in Schedule 3.14(b).

Section 3.15 Compliance with Laws; Permits.

(a) The Company has complied, and is now complying, with all Laws applicable to it or its business, properties, or assets.

(b) All permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities (collectively, "**Permits**") in order for the Company to conduct its business, including, without limitation, owning or operating any of the Real Property, have been obtained and are valid and in full force and effect. Section 3.15(b) of the Disclosure Schedules lists all current Permits issued to the Company and, to Sellers' knowledge, no event has occurred that would reasonably be expected to result in the revocation or lapse of any such Permit.

Section 3.16 Environmental Matters.

(a) The terms: (i) "**Environmental Laws**" means all Laws, now or hereafter in effect, in each case as amended or supplemented from time to time, relating to the regulation and protection of human health, safety, the environment, and natural resources, including any federal, state, or local transfer of ownership notification or approval statutes; and (ii) "**Hazardous Substances**" means: (A) "hazardous materials," "hazardous wastes," "hazardous substances," "industrial wastes," or "toxic pollutants," as such terms are defined under any Environmental Laws; (B) any other hazardous or

radioactive substance, contaminant, or waste; and (C) any other substance with respect to which any Environmental Law or Governmental Authority requires environmental investigation, regulation, monitoring, or remediation.

(b) The Company has complied, and is now complying, with all Environmental Laws. The Company and the Sellers have not received notice from any Person that the Company, its business or assets, or any real property currently or formerly owned, leased, or used by the Company is or may be in violation of any Environmental Law or any applicable Law regarding Hazardous Substances.

(c) There has not been any spill, leak, discharge, injection, escape, leaching, dumping, disposal, or release of any kind of any Hazardous Substances in violation of any Environmental Law: (i) with respect to the business or assets of the Company; or (ii) at, from, in, adjacent to, or on any real property currently or formerly owned, leased, or used by the Company. There are no Hazardous Substances in, on, about, or migrating to any real property currently or formerly owned, leased, or used by the Company, and such real property is not affected in any way by any Hazardous Substances.

Section 3.17 Employee Benefit Matters.

(a) Section 3.17(a) of the Disclosure Schedules contains a true and complete list of each "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (as amended, and including the regulations thereunder, "**ERISA**"), whether or not written and whether or not subject to ERISA, and each supplemental retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, equity, change in control, retention, severance, salary continuation, and other similar agreement, plan, policy, program, practice, or arrangement which is or has been established, maintained, sponsored, or contributed to by the Company or under which the Company has or may have any Liability (each, a "**Benefit Plan**").

(b) For each Benefit Plan, Sellers have made available to Buyer accurate, current, and complete copies of each of the following: (i) the plan document with all amendments, or if not reduced to writing, a written summary of all material plan terms; (ii) any written contracts and arrangements related to such Benefit Plan, including trust agreements or other funding arrangements, and insurance policies, certificates, and contracts; (iii) in the case of a Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent favorable determination or national office approval letter issued by the Internal Revenue Service and any legal opinions issued thereafter with respect to the Benefit Plan's continued qualification; (iv) the most recent Form 5500 filed with respect to such Benefit Plan; and (v) any material notices, audits, inquiries, or other correspondence from, or filings with, any Governmental Authority relating to the Benefit Plan.

(c) Each Benefit Plan and related trust has been established, administered, and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Nothing has occurred with respect to any Benefit Plan

that has subjected or could subject the Company or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a civil action, penalty, surcharge, or Tax under applicable Law or which would jeopardize the previously-determined qualified status of any Benefit Plan. All benefits, contributions, and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles. Benefits accrued under any unfunded Benefit Plan have been paid, accrued, or adequately reserved for to the extent required by GAAP.

(d) The Company has not incurred and does not reasonably expect to incur: (i) any Liability under Title I or Title IV of ERISA, any related provisions of the Code, or applicable Law relating to any Benefit Plan; or (ii) any Liability to the Pension Benefit Guaranty Corporation. No complete or partial termination of any Benefit Plan has occurred or is expected to occur.

(e) The Company has not now or at any time within the previous six years contributed to, sponsored, or maintained: (i) any "multiemployer plan" as defined in Section 3(37) of ERISA; (ii) any "single-employer plan" as defined in Section 4001(a)(15) of ERISA; (iii) any "multiple employer plan" as defined in Section 413(c) of the Code; (iv) any "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA; (v) a leveraged employee stock ownership plan described in Section 4975(e)(7) of the Code; or (vi) any other Benefit Plan subject to required minimum funding requirements.

(f) Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason.

(g) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will, either alone or in combination with any other event: (i) entitle any current or former director, officer, employee, independent contractor, or consultant of the Company to any severance pay, increase in severance pay, or other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to amend or terminate any Benefit Plan; (iv) increase the amount payable under any Benefit Plan; (v) result in any "excess parachute payments" within the meaning of Section 280G(b) of the Code; or (vi) require a "gross-up" or other payment to any "disqualified individual" within the meaning of Section 280G(c) of the Code.

Section 3.18 Employment Matters.

(a) Section 3.18(a) of the Disclosure Schedules lists: (i) all employees, independent contractors, and consultants of the Company; and (ii) for each individual described in clause (i), (A) the individual's title or position, hire date, and compensation, (B) any written Contracts entered into between the Company and such individual, and (C) the fringe benefits provided to each such individual.

(b) The Company is not, and has not been, a party to or bound by any collective bargaining agreement or other Contract with a union or similar labor organization (collectively, "**Union**"), and no Union has represented or purported to represent any employee of the Company. There has never been, nor has there been any threat of, any strike, work stoppage, slowdown, picketing, or other similar labor disruption or dispute affecting the Company or any of its employees, and that no such events are pending or, to Sellers' knowledge, threatened.

(c) The Company is and has been in compliance with: all applicable employment Laws and agreements regarding hiring, employment, termination of employment, mass layoffs, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, engagement and classification of independent contractors, payroll taxes, and immigration with respect to all employees, independent contractors, and contingent workers.

Section 3.19 Taxes.

(a) All returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (collectively, "**Tax Returns**") required to be filed by the Company on or before the Closing Date (taking into account any extensions timely and correctly filed) have been timely filed. Such Tax Returns are true, correct, and complete in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return and including any Taxes related to any filings made for any dissolution or termination of the Company with any Governmental Authority) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. Sellers have delivered to Buyer copies of all Tax Returns and examination reports of the Company and statements of deficiencies assessed against, or agreed to by, the Company, for all Tax periods ending after December 31, 2019. The term "**Taxes**" means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

(b) The Company has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.

(c) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(d) Each Seller is not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period in Section 897(c)(1)(a) of the Code.

(e) At all times in the last six (6) years, the Company has been properly classified as a C-corporation for U.S. federal and applicable state income tax purposes.

Section 3.20 Books and Records. To the knowledge of Sellers, the minute books and share record and transfer books of the Company, all of which are in the possession of the Company and have been made available to Buyer, are complete and correct.

Section 3.21 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.

Section 3.22 Full Disclosure. No representation or warranty by Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement intentionally contains any untrue statement of a material fact, or intentionally omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this Article IV are true and correct as of the date hereof. For purposes of this Article IV, "**Buyer's knowledge**," "**knowledge of Buyer**," and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.

Section 4.01 Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of Delaware. Buyer has full company power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite company action on the part of Buyer. This Agreement and each Transaction Document constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement, the Notes and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(a) violate or conflict with any provision of the certificate of organization, operating agreement, or other governing documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any Permit, license, or Governmental Order, except for closing conditions set forth herein and under the other Transaction Documents.

Section 4.03 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act of 1933, as amended (the "**Securities Act**"). Buyer acknowledges that Sellers have not registered the offer and sale of the Shares under the Securities Act or any state securities laws, and that the Shares may not be pledged, transferred, sold, offered for sale, hypothecated, or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.05 Sufficiency of Funds. Buyer has sufficient cash available to enable it to pay the full Purchase Price, including the Cash Payment and the Notes, and to make all other necessary payments by it in connection with the transactions contemplated hereby. Immediately following Closing, the Buyer will be solvent and will (a) be able to pay the Buyer's debts as they become due, (b) own assets that have a fair saleable value greater than the amounts required to pay the Buyer's liabilities (including a reasonable estimate of the amount of all of the Buyer's contingent liabilities), and (c) have adequate capital to carry on the Buyer's business. In connection with the Transaction, the Buyer has not incurred, nor does it plan to incur, liabilities beyond its ability to pay as they become absolute and matured.

Section 4.06 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer's knowledge, threatened against or by Buyer or any affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.07 Independent Investigation and Reliance. Buyer has conducted its own independent investigation, review, and analysis of the business, assets, liabilities, operations, and condition (financial or otherwise) of the Company. Buyer acknowledges that Buyer has been provided with adequate access to the personnel, properties, premises, books and records, and other documents and data of Sellers and the Company for such purpose. Buyer acknowledges that it has relied solely upon its own investigation and the express representations and warranties of Sellers set forth in Article III of this Agreement (including related portions of the Disclosure Schedules) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 4.07 shall limit or otherwise affect the representations and warranties made by Sellers in Article III or the right of the Buyer to rely thereon.

ARTICLE V
COVENANTS

Section 5.01 Confidentiality. From and after the Closing, Sellers shall, and shall cause their Affiliates and their respective directors, officers, employees, consultants, counsel, accountants, and other agents (collectively, "Representatives") to, hold in strict confidence any and all information, in any form or medium, concerning the Company (the "Confidential Information"), except to the extent that such Confidential Information:

(a) is generally available to and known by the public through no fault of Sellers, any of their Affiliates, or their respective Representatives;

(b) is lawfully acquired by Sellers, any of their Affiliates, or their respective Representatives from and after the Closing from third-party sources which are not, to Sellers' knowledge, bound by a duty of confidentiality to the Company or Buyer;

(c) was known to Sellers prior to the date of this Agreement.

If Sellers or any of their Affiliates or their respective Representatives are compelled by Governmental Order or other judicial or administrative process or requirement of law to disclose any Confidential Information, Sellers shall promptly notify Buyer in writing prior to making any such disclosure, to allow Buyer to seek a protective order or other appropriate remedy or to waive compliance with the provisions of this Section 5.01. If such protective order or other remedy is not obtained, or if Buyer waives compliance with the provisions of this Section, Sellers shall furnish only that portion of the Confidential Information that is legally required and shall exercise reasonable best efforts to obtain reasonable assurance that confidential treatment will be accorded such disclosed Confidential Information.

Section 5.02 Non-Competition; Non-Solicitation.

(a) For a period of four (4) years commencing on the Closing Date (the "**Restricted Period**"), Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly: (i) engage in or assist others in engaging in (x) the business of bulk removal services for apartment complexes or homeowners' associations ("**HOAs**"); (y) the provision of load balancing services for apartment complexes or HOAs; or (z) the offering of any other waste-related removal or clearing services, including but not limited to, waste management, recycling services, junk hauling, debris removal, or similar services targeted towards apartment complexes or HOAs (collectively, the "**Restricted Business**") in the states of Arizona and Texas (the "**Territory**"); (ii) have an interest in any Person that engages, directly or indirectly, in the Restricted Business in the Territory in any capacity, including as a partner, stockholder, director, officer, member, manager, employee, contractor, principal, agent, volunteer, intern, advisor, or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, Sellers each may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Sellers are not a controlling Person of, or a member of a

group which controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(b) During the Restricted Period, Sellers shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any current or former employee of the Company or encourage any employee to leave the Company's employment, except pursuant to a general solicitation which is not directed specifically to any such employees; *provided, however*, nothing in this Section 5.02(b) shall prevent Sellers or any of their Affiliates from hiring: (i) any employee terminated by the Company; or (ii) after one hundred eighty (180) days from the date of resignation, any employee that has resigned from the Company.

(c) Sellers acknowledge that a breach or threatened breach of this Section 5.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Sellers of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, or specific performance (without any requirement to post bond).

(d) Sellers acknowledge that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.03 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VI
TAX MATTERS

Section 6.01 Tax Covenants.

(a) Unless otherwise required by applicable Law, without the prior written consent of Buyer, not to be unreasonably withheld, conditioned or delayed, Sellers shall not, to the extent it may affect or relate to the Company: (i) make, change, or rescind any Tax election; (ii) amend any Tax Return; (iii) take any position on any Tax Return; or (iv) take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company, in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins before and ends after the Closing Date (each such period, a "**Straddle Period**"), the portion of any Straddle Period beginning after the Closing Date.

(b) Unless otherwise required by applicable Law, without the prior written consent of Sellers, not to be unreasonably withheld, conditioned or delayed, none of Buyer, the Company, or their Affiliates shall (and shall not cause or permit any other Person to) (i) except as set forth in Section 6.01(d) file, or otherwise amend, re-file or otherwise modify any Tax Return relating in whole or in part to the Company with respect to any Pre-Closing Tax Period ending on or before the Closing Date; (ii) make any material Tax election for the Company that has retroactive effect to any Pre-Closing Tax Period ending on or before the Closing Date (iii) file any ruling or request with any Governmental Authority that relates to Taxes or Tax Returns of the Company for a Pre-Closing Tax Period ending on or before the Closing Date; or (iv) enter into, or initiate, any voluntary disclosure agreement with any Governmental Authority regarding any Tax or Tax Returns of the Company for a Pre-Closing Tax Period ending on or before the Closing Date.

(c) All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid one-half by Buyer and one-half by Sellers when due. The Party responsible for doing so unless applicable Law shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the other Party shall cooperate with respect thereto as necessary).

(d) Buyer shall prepare, or cause to be prepared, all Tax Returns the due date of which (taking into account any applicable extensions) is after the Closing Date with respect to any taxable period or portion thereof ending on or before the Closing Date and all Straddle Period Tax Returns (a "**Pre-Closing Tax Return**"). Any such Pre-Closing Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method. Buyer shall cause the Company to furnish a draft copy of any such Pre-Closing Tax Returns to Sellers for review and comment not later than thirty (30) days before the due date for filing such Pre-Closing Tax Returns (including extensions thereof). Seller shall provide any comments no later than fifteen (15) days prior to such due date. Buyer shall consider in good faith and incorporate any reasonable comments provided by Sellers with respect to such Pre-Closing Tax Returns prior to filing such Pre-Closing Tax Returns.

Section 6.02 Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Tax Periods (as defined in Section 6.04) for purposes of this Agreement shall be: (a) in the case of Taxes: (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth; (ii) imposed in connection with the sale, transfer, or assignment of property; or (iii) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.03 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date none of the Company, Sellers, or any of Sellers' Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.04 Tax Indemnification. Sellers shall severally indemnify the Company, Buyer, and each Buyer Indemnitee (as defined in Section 7.01) and hold them harmless from and against (a) any loss, damage, liability, deficiency, Action, judgment, interest, award, penalty, fine, cost or expense of whatever kind (collectively, including reasonable attorneys' fees and the cost of enforcing any right to indemnification under this Agreement, "**Losses**") attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.19; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in ARTICLE VI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods (as defined below); (d) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and (e) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any reasonable out-of-pocket fees and expenses (including reasonable attorneys' and accountants' fees) incurred in connection therewith, Sellers shall reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 6.04 within ten business days after payment of such Taxes by Buyer or the Company. The term "**Pre-Closing Tax Period**" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

Section 6.05 No Section 336(e) Election. Sellers shall not make an election under Section 336(e) of the Code with respect to the transactions contemplated by this Agreement.

Section 6.06 Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any proceeding in respect of Taxes of the Company, including providing copies of relevant Tax Returns and accompanying documents. Sellers and Buyer shall retain all Tax Returns and other

documents in its possession relating to Tax matters of the Company for any Pre-Closing Tax Period (collectively, "**Tax Records**") until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate.

Section 6.07 Tax Contests.

(a) If a written notice of deficiency, audit, examination claim, litigation, or other administrative or court proceeding, suit or dispute with respect to a Tax Return of the Company for a Pre-Closing Tax Period is received by Buyer, the Company or any of their respective Affiliates or for which the Sellers would be expected to be liable pursuant to Section 6.04 (a "**Tax Claim**"), Buyer shall give Sellers prompt written notice of such Tax Claim. The failure to give such reasonable notice shall not release, waive or otherwise affect the Sellers' obligations with respect thereto except to the extent that the Sellers are actually and materially prejudiced as a result of such failure.

(b) With respect to any Tax Claims relating to any Pre-Closing Tax Periods that end on or before the Closing Date, to the extent any such Tax Claim relates to any Taxes that reasonably may be the responsibility of the Sellers under Section 6.04, Sellers shall have the right to represent the interests of the Company in any Tax Claim at the Sellers' expense; provided, that (A) Sellers shall keep Buyer reasonably informed and consult with Buyer with respect to any issue relating to such Tax Claim, (B) Sellers shall provide Buyer copies of all correspondence, notices and other written material received from any Governmental Authority with respect to such Tax Claim, (C) Sellers shall provide Buyer with a copy of, and an opportunity to review and comment on, all material submissions made to a Governmental Authority in connection with such Tax Claim, and (D) neither Sellers nor the Company shall agree to a settlement or compromise thereof without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall have the right to represent the interests of the Company in any Tax Claim relating to any Straddle Periods; provided, to the extent any such Tax Claim with respect to any Straddle Period relates to any Taxes that that reasonably may be the responsibility of the Sellers under Section 6.04, (w) Buyer shall keep Sellers reasonably informed and consult with Sellers with respect to any issue relating to such Tax Claim, (x) Buyer shall provide Sellers copies of all correspondence, notices and other written material received from any Governmental Authority with respect to such Tax Claim, (y) Buyer shall provide Sellers with a copy of, and an opportunity to review and comment on, all material submissions made to a Governmental Authority in connection with such Tax Claim, and (z) neither Buyer nor the Company shall agree to a settlement or compromise thereof without the prior written consent of Sellers, which consent shall not be unreasonably conditioned, withheld or delayed.

Section 6.08 Tax Refunds. Any Tax Refund of the Company that is attributable to any Pre-Closing Tax Period shall be for the account of the Sellers. If, after the Closing, Buyer or the Company receives a Tax Refund attributable to a Pre-Closing Tax Period, Buyer shall pay (or cause the Company to pay) to Sellers within ten (10) days after such receipt an amount equal to such Tax Refund received, net of any out-of-pocket costs or Taxes imposed or incurred in connection with obtaining such Tax Refunds. Upon a reasonable request from Sellers, Buyer shall, and shall cause the Company to, at the cost and expenses of the Sellers, use commercially

reasonable efforts to obtain a Tax Refund attributable to a Pre-Closing Tax Period. For purposes hereof, "Tax Refund" means any Tax refund (whether received in cash, or applied against the Company's subsequent period Taxes on a "last-in-first-out" basis, and including any interest paid or credited with respect thereto).

Section 6.09 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.19 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 90 days.

ARTICLE VII
INDEMNIFICATION

Section 7.01 Indemnification by Sellers. Subject to the other terms and conditions of this ARTICLE VII, Sellers shall severally indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the "**Buyer Indemnitees**") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or the other Transaction Documents; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Sellers pursuant to this Agreement or the other Transaction Documents.

Section 7.02 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify and defend each Seller and their Affiliates and their respective Representatives (collectively, the "**Seller Indemnitees**") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or the other Transaction Documents; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement.

Effective as of the Closing Date, Buyer and Sellers, for themselves and on behalf of their respective members, managers, officers, employees, representatives, agents, successors, assigns, and Affiliates (collectively, the "**Releasing Parties**"), do hereby irrevocably release, remise, and forever discharge each other and each of their respective members, managers, officers, employees, representatives, agents, successors, assigns, and Affiliates (collectively, the "**Released Parties**") of and from any and all Losses of every nature and description, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, actual or potential, arising out of, relating to, or in any way connected to any matter arising from the beginning of time to

the Closing Date, including, without limitation, any claims or obligations arising out of Sellers' ownership, management and operation of the assets and the Company, and except for any Losses related to the Agreement, any agreements executed in connection therewith, or any transactions contemplated under the Agreement.

In addition, Sellers do hereby irrevocably release, remise, and forever discharge Buyer and its Affiliates of and from any and all Losses arising out of or relating to any disputes among Sellers related to any claims, rights, or obligations concerning Sellers' ownership, management, and operation of the Company and the Shares prior to Closing.

Both Buyer and Sellers represent and warrant to each other that none of their respective Releasing Parties have made any assignment of any such Losses being released by this Section. Each party agrees to defend, indemnify, and hold harmless the Released Parties of the other party for, from, and against any and all such Losses (including, without limitation, any investigation, action, or other proceeding, whether instituted by a third party or by a Released Party for the purpose of enforcing its rights hereunder) made, brought, or threatened that constitute, arise out of, result from, or are in any way connected with or related to any such assignment or purported assignment.

Section 7.03 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "**Indemnified Party**") shall promptly provide written notice of such claim to the party required to indemnify (the "**Indemnifying Party**"). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving at least ten days' notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed).

Section 7.04 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.19 which are subject to ARTICLE VI) and all related rights to indemnification shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; *provided, however,* the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.21, Section 4.01, Section 4.02, Section 4.04, and Section 4.07 shall survive indefinitely (the "**Fundamental Representations**"). Subject to ARTICLE VI, all covenants and agreements of the parties contained herein shall survive the Closing indefinitely unless another period is explicitly specified herein. Notwithstanding the foregoing, any claims which are timely asserted

in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.05 Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event, or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.19 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking, or obligation in ARTICLE VI) shall be governed exclusively by Article VI hereof.

Section 7.06 Limitations on Indemnification.

(a) Notwithstanding anything to the contrary contained herein, the aggregate liability of the Sellers under Section 7.01(a) shall not exceed an amount equal to One Million Two Hundred Thousand Dollars (USD $1,200,000) (the "**Cap**"), except in cases of (i) Fraud, (ii) intentional misrepresentation, or (iii) breach of Fundamental Representations, which shall be limited to one hundred percent (100%) of the Purchase Price. Notwithstanding anything to the contrary elsewhere in this Agreement, in no event will Sellers be liable to Buyer for any consequential, incidental, indirect, special, punitive, or remote damages, including any loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity arising out of or relating to the breach or alleged breach of this Agreement, except in the case of Fraud.

(b) The Buyer Indemnitees shall not be entitled to indemnification under Section 7.01(a) until the total amount of all Losses in respect of indemnification under Section 7.01(a) exceeds One Hundred Thousand Dollars (USD $100,000) (the "**Threshold Amount**"), at which point the Sellers shall only be liable for Losses in excess of the Threshold Amount, subject to the other terms and conditions of this ARTICLE VII; provided, however, that the Threshold Amount shall not apply in cases of (i) Fraud, (ii) intentional misrepresentation, or (iii) breach of Fundamental Representations.

(c) Notwithstanding anything to the contrary contained herein, any inaccuracy in or breach of any representation or warranty and any Losses pursuant thereto shall be determined without regard to any materiality, material adverse effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(d) For the purpose of this Agreement, "**Fraud**" shall mean an actual and intentional misrepresentation of a material fact, made with knowledge of the falsehood of such representation, with the intent to deceive the other party, upon which the other party justifiably relied, and which caused damage or injury to the relying party.

Section 7.07 Adjustment of Promissory Notes Principal Amount. Notwithstanding any provision to the contrary contained herein, in the event that any Buyer Indemnitees are entitled to any indemnification payments pursuant to this ARTICLE VII, Buyer shall have the right for a period of twelve (12) months following the Closing, in its sole discretion, to reduce

the unpaid principal amount of the Notes by any amount which is calculated in good faith as potential Losses for which Sellers are liable under this Section 7. Such reduced amount shall be held back and may not be released until such Losses are agreed to by the parties or finally determined to be payable pursuant hereto; provided further that in the event it is determined that any such reduced amount should not have in fact been reduced and held back, then Buyer shall pay [REDACT] interest on such reduced amounts at the rate of 1.0% per month or the highest rate permissible under applicable law, calculated daily and compounded monthly. Buyer shall provide written notice to Sellers of its intention to reduce the unpaid principal amount of the Notes pursuant to this Section 7.08, which notice shall include a detailed calculation of the indemnification payments due and the corresponding adjustment to the unpaid principal amount of the Notes. Any reduction of the unpaid principal amount of the Notes pursuant to this Section 7.08 shall be affected by an amendment to each respective Note executed by Buyer and the respective Seller which is a signatory thereto and shall be binding upon Buyer and such Sellers in accordance with the terms thereof. Provided, however, that all adjustments other than adjustments due to Mentor's breach of the Fundamental Representations shall first be made to [REDACT]'s Note until [REDACT]'s Note reaches $0, and then shall be made to Mentor's Note.

ARTICLE VIII
MISCELLANEOUS

Section 8.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to [REDACT]:	[REDACT] [REDACT] [REDACT] Email: [REDACT]
with a copy (which shall not constitute notice) to:	[REDACT] [REDACT] [REDACT] Email: [REDACT]

If to Mentor:	Mentor Capital, Inc. 5964 Campus Court Plano, Texas 75093
with a copy (which shall not constitute notice) to:	The Corporate Law Group 1342 Rollins Road Burlingame, CA 94010 paul@tclg.com megan@tclg.com
If to Buyer:	Ally Waste Services, LLC [REDACT] [REDACT] [REDACT] Email: [REDACT]
with a copy (which shall not constitute notice) to:	[REDACT] [REDACT] [REDACT] Email: [REDACT]

Section 8.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 8.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, any exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 8.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial].

(a) All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of Arizona in each case located in the city of Phoenix and county of Maricopa, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of

electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.10 Legal Counsel. Following Closing, Sellers' legal counsel may continue to serve as legal counsel to Sellers in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement, notwithstanding that counsel's prior representation of the Company. Each party hereby waives any actual or potential conflict of interest or any objection that may arise from any representation by Sellers' legal counsel specified in this Section.

[*SIGNATURE PAGE FOLLOWS*]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

ALLY WASTE SERVICES, LLC, a Delaware limited liability company

By: [REDACT]
Name: [REDACT]
Title: Chief Executive Officer

/[REDACT]
[REDACT]

MENTOR CAPITAL, INC., a Delaware corporation

DocuSigned by:
By: Chet Billingsley
Name: Chet Billingsley
Title: Chief Executive Officer

Exhibit A

Promissory Notes

SUBORDINATED PROMISSORY NOTE

THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH FEDERAL AND STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION THEREUNDER.

THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATED TO THE PRIOR PAYMENT IN FULL OF THE "SENIOR DEBT" AND THE TERMINATION OF ALL COMMITMENTS UNDER THE "SENIOR DEBT DOCUMENTS" (AS SUCH TERMS ARE DEFINED IN THE SUBORDINATION AGREEMENT HEREINAFTER REFERRED TO) PURSUANT TO, AND TO THE EXTENT PROVIDED IN, THE SUBORDINATION AGREEMENT, DATED AS OF THE DATE HEREOF, BY AND AMONG RF INVESTMENT PARTNERS SBIC, LP, PAYEE AND MAKER (THE "SUBORDINATION AGREEMENT").

SUBORDINATED PROMISSORY NOTE

OF

ALLY WASTE SERVICES, LLC

$1,000,000.00 October 4, 2023

FOR VALUE RECEIVED, ALLY WASTE SERVICES, LLC, a Delaware limited liability company (including any permitted successor or assign thereof, including, without limitation, a receiver, trustee or debtor-in-possession, "Maker") hereby promises to pay to [REDACT] ("Payee"), the aggregate principal sum of One Million Dollars and Zero Cents ($1,000,000.00) on the dates and in the amounts set forth in this Subordinated Promissory Note (this "Note"), and to pay to Payee interest on the unpaid principal balance hereof at the rate and times set forth herein.

1. Reference to Purchase Agreement and Senior Credit Documents. This Note is being issued and delivered by Maker to Payee pursuant to Section 1.02(b) of that certain Stock Purchase Agreement, dated as of the date hereof, by and between Maker, Payee, and Mentor Capital, Inc., a Delaware corporation ("Purchase Agreement"). Capitalized terms used and not otherwise defined in this Note have the meanings assigned to such terms in the Purchase Agreement. This Note and the obligations of Maker hereunder are subject to the terms of all senior secured credit facilities and related documents of the Maker and certain other affiliate parties (collectively, the "Credit Parties") (as such agreements may have been or may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof, the "Senior Credit Documents") including (i) that certain Securities Purchase Agreement among the Maker, the other Credit Parties, the several banks and other financial institutions or entities from time to time party thereto (the "Senior Lenders" which term shall include certain

affiliates thereof as described in the Subordination Agreement) and (ii) the Subordination Agreement (as defined in the legend hereto, together with each amendment, restatement, supplement, addition or other modification thereto).

2. Payment of Principal. Subject to the terms of the Senior Credit Documents, including any restrictions on the ability of Maker to pay principal hereunder, Maker shall pay the outstanding principal amount of this Note to Payee in a single payment on the 12 month anniversary of the date hereof (the "Maturity Date").

3. Payment of Interest. The unpaid principal balance of this Note bears interest at an annual rate equal to six percent (6%), calculated on the basis of a year consisting of 365 days. Subject to the terms of the Senior Credit Documents, including any restrictions on the ability of Maker to pay interest hereunder, the interest on this Note is to be paid in kind, and Maker shall pay interest on this Note to Payee in a single payment on the Maturity Date. Notwithstanding the above, in the event of a Default hereof, the interest rate on this Note shall be twelve percent (12%) per annum, calculated on the basis of a year consisting of 365 days, and calculated from the date first set forth above.

4. Prepayment. Subject to the terms of the Senior Credit Documents, including any restrictions on the ability of Maker to pay principal and interest hereunder, at any time and from time to time after the date hereof, Maker may prepay in whole or in part, without premium or penalty, the outstanding principal amount of this Note, together with all accrued but unpaid interest on such principal amount up to the date of prepayment. Any prepayment shall be applied first to accrued but unpaid interest, and then to outstanding principal.

5. Subordination. All principal, interest, premiums and other amounts payable by Maker to Payee under this Note and any security therefor are subordinated and junior in right of payment to the indebtedness for borrowed money and other obligations of the Credit Parties owed to the Senior Lenders under the Senior Credit Documents (collectively, the "Senior Indebtedness"). Until the prior payment in full of all of the Senior Indebtedness, Payee may not, without the prior written consent of the Senior Lenders, take any of the following actions with respect to any amounts owed to Payee under this Note: (a) initiate any suit, action or proceeding against Maker to enforce payment of, or to collect the whole or any part of any amounts owed under, this Note; (b) commence judicial enforcement of any of the rights and remedies under this Note; or (c) accelerate this Note. In the event of any default under this Note, upon written demand by Payee, Maker will identify such Senior Lenders from whom any such consent must be obtained within three days of the request therefore. Maker will promptly provide Payee with notice upon (i) Maker's default, and (ii) Maker's receipt of notice of default from the Senior Lenders, under the Senior Debt Documents or any amended, restated, amended and restated, or replacement Senior Debt Documents, as the case may be, and will provide notice to Payee of Maker's cure of any such default. Payee hereby agrees to negotiate in commercial good faith with respect to any requirement by any Senior Lenders to enter into an amendment, restatement, supplement, addition or other modification or replacement of the Subordination Agreement and will use commercially reasonable efforts to take any other commercially reasonable actions reasonably requested by any such Senior Lenders with respect to indebtedness evidenced by this Note and any security therefor.

6. Defaults. Maker shall be deemed in default hereunder upon the occurrence of any of the following: (a) Maker fails to make when due any principal or interest payment required to be made hereunder; (b) an involuntary case against Maker under any applicable bankruptcy or insolvency law commences and is not dismissed on or before the date 60 days after its commencement; (c) a court with proper jurisdiction enters a decree or order for relief against Maker in an involuntary case under any applicable bankruptcy or insolvency law; (d) a court with proper jurisdiction appoints a receiver, liquidator, custodian or trustee for Maker or for any substantial part of Maker's property with respect to the winding up or liquidation of Maker's affairs; or (e) Maker commences a voluntary case under any applicable bankruptcy or insolvency law, makes a general assignment for the benefit of Maker's creditors, consents to the appointment of a receiver, liquidator, custodian or trustee for Maker or for any substantial part of Maker's property, or consents to the entry of an order for relief against Maker in an involuntary case under any applicable bankruptcy or insolvency law.

7. Consequences of Default and Remedies. Upon the occurrence of a default under Section 6 of this Note, subject to the Senior Credit Documents and Section 5 of this Note, the entire outstanding principal balance of this Note, together with all accrued and unpaid interest and all other sums payable hereunder shall, at the option of Payee, become immediately due and payable.

8. Payments. Principal and interest due and payable under this Note to be made to Payee shall be paid in lawful money of the United States of America at the address for notices to Payee as set forth on Payee's signature page hereto, or at such other address as may be specified in a written notice to Maker by Payee. If any payment on this Note is due on a Saturday, Sunday or a bank or legal holiday, such payment shall be made on the next succeeding business day.

9. Set-Off. The principal amount of this Note plus any accrued and unpaid interest thereon may be reduced or increased by (a) the amount of any indemnification obligation of Payee to Maker pursuant to Article VII of the Purchase Agreement or (b) any Working Capital Adjustments pursuant to Section 1.02(c) of the Purchase Agreement, both as determined to be owed pursuant to the provisions thereof. For clarity, any indemnification obligation or Working Capital Adjustment of Payee to Maker shall be determined in accordance with the Purchase Agreement and subject to the limitations set forth therein.

10. No Security. The obligations under this Note are unsecured.

11. Surrender. Upon payment in full of the principal amount and all interest due under this Note, Payee will surrender this Note to Maker for cancellation.

12. No Assignment. Maker may not assign this Note nor delegate its duties hereunder without the prior written consent of Payee. This Note may not be assigned or sold by Payee without the prior written consent of Maker.

13. Lawful Interest Rate. If interest payable under this Note is in excess of the maximum permitted by law, the interest chargeable hereunder shall be reduced to the maximum amount permitted by law.

14. Amendments; Waivers. This Note may be amended, or any provision of this Note may be waived upon the approval, in a writing, executed by Maker and Payee. No course of dealing between or among Maker and Payee shall be deemed effective to modify, amend or discharge any part of this Note or any rights or obligations of any such party under or by reason of this Note. A waiver by Maker or Payee of any term or condition of this Note in any one instance shall not be deemed or construed to be a waiver of such term or condition for any other instance in the future (whether similar or dissimilar) or of any subsequent breach hereof.

15. No Third Party Beneficiaries. This Note is for the sole benefit of Maker and Payee and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any person any legal or equitable rights hereunder, other than the Maker and Payee.

16. Governing Law; Jurisdiction; WAIVER OF JURY TRIAL. This Note shall be governed and construed in accordance with the laws of the State of Delaware. Each of Maker and Payee, by its execution hereof, (a) hereby irrevocably submits and agrees to the exclusive jurisdiction of the state court or federal court of Maricopa County, State of Arizona for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry proceeding or investigation arising out of or based upon this Note or relating to the subject matter hereof, (b) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above named courts is improper, or that this Note or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Note or relating to the subject matter hereof other than before one of the above named courts nor to make any motion or take any other action seeking or intending to cause the transfer of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above named court whether on the grounds of inconvenient forum or otherwise. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF MAKER AND PAYEE HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS NOTE OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.

[*The remainder of this page is intentionally blank*]

IN WITNESS WHEREOF, the Maker has executed and delivered this Subordinated Promissory Note as of the date first written above.

ALLY WASTE SERVICES, LLC, a Delaware limited liability company

By: [REDACT]
Name: [REDACT]
Its: Chief Executive Officer

Acknowledged by:

[REDACT]
Name: [REDACT]

Address:
[REDACT]

[Signature Page to Seller Note – [REDACT]]

SUBORDINATED PROMISSORY NOTE

THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH FEDERAL AND STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION THEREUNDER.

THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATED TO THE PRIOR PAYMENT IN FULL OF THE "SENIOR DEBT" AND THE TERMINATION OF ALL COMMITMENTS UNDER THE "SENIOR DEBT DOCUMENTS" (AS SUCH TERMS ARE DEFINED IN THE SUBORDINATION AGREEMENT HEREINAFTER REFERRED TO) PURSUANT TO, AND TO THE EXTENT PROVIDED IN, THE SUBORDINATION AGREEMENT, DATED AS OF THE DATE HEREOF, BY AND AMONG RF INVESTMENT PARTNERS SBIC, LP, PAYEE AND MAKER (THE "SUBORDINATION AGREEMENT").

SUBORDINATED PROMISSORY NOTE

OF

ALLY WASTE SERVICES, LLC

$1,000,000.00 October 4, 2023

FOR VALUE RECEIVED, ALLY WASTE SERVICES, LLC, a Delaware limited liability company (including any permitted successor or assign thereof, including, without limitation, a receiver, trustee or debtor-in-possession, "Maker") hereby promises to pay to MENTOR CAPITAL, INC., a Delaware corporation ("Payee"), the aggregate principal sum of One Million Dollars and Zero Cents ($1,000,000.00) on the dates and in the amounts set forth in this Subordinated Promissory Note (this "Note"), and to pay to Payee interest on the unpaid principal balance hereof at the rate and times set forth herein.

1. Reference to Purchase Agreement and Senior Credit Documents. This Note is being issued and delivered by Maker to Payee pursuant to Section 1.02(b) of that certain Stock Purchase Agreement, dated as of the date hereof, by and between Maker, Payee, and [REDACT] ("Purchase Agreement"). Capitalized terms used and not otherwise defined in this Note have the meanings assigned to such terms in the Purchase Agreement. This Note and the obligations of Maker hereunder are subject to the terms of all senior secured credit facilities and related documents of the Maker and certain other affiliate parties (collectively, the "Credit Parties") (as such agreements may have been or may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof, the "Senior Credit Documents") including (i) that certain Securities Purchase Agreement among the Maker, the other Credit Parties, the several banks and other financial institutions or entities from time to time party

thereto (the "Senior Lenders" which term shall include certain affiliates thereof as described in the Subordination Agreement) and (ii) the Subordination Agreement (as defined in the legend hereto, together with each amendment, restatement, supplement, addition or other modification thereto).

2. Payment of Principal. Subject to the terms of the Senior Credit Documents, including any restrictions on the ability of Maker to pay principal hereunder, Maker shall pay the outstanding principal amount of this Note to Payee in a single payment on the 12 month anniversary of the date hereof (the "Maturity Date").

3. Payment of Interest. The unpaid principal balance of this Note bears interest at an annual rate equal to six percent (6%), calculated on the basis of a year consisting of 365 days. Subject to the terms of the Senior Credit Documents, including any restrictions on the ability of Maker to pay interest hereunder, the interest on this Note is to be paid in kind, and Maker shall pay interest on this Note to Payee in a single payment on the Maturity Date. Notwithstanding the above, in the event of a Default hereof, the interest rate on this Note shall be twelve percent (12%) per annum, calculated on the basis of a year consisting of 365 days, and calculated from the date first set forth above.

4. Prepayment. Subject to the terms of the Senior Credit Documents, including any restrictions on the ability of Maker to pay principal and interest hereunder, at any time and from time to time after the date hereof, Maker may prepay in whole or in part, without premium or penalty, the outstanding principal amount of this Note, together with all accrued but unpaid interest on such principal amount up to the date of prepayment. Any prepayment shall be applied first to accrued but unpaid interest, and then to outstanding principal.

5. Subordination. All principal, interest, premiums and other amounts payable by Maker to Payee under this Note and any security therefor are subordinated and junior in right of payment to the indebtedness for borrowed money and other obligations of the Credit Parties owed to the Senior Lenders under the Senior Credit Documents (collectively, the "Senior Indebtedness"). Until the prior payment in full of all of the Senior Indebtedness, Payee may not, without the prior written consent of the Senior Lenders, take any of the following actions with respect to any amounts owed to Payee under this Note: (a) initiate any suit, action or proceeding against Maker to enforce payment of, or to collect the whole or any part of any amounts owed under, this Note; (b) commence judicial enforcement of any of the rights and remedies under this Note; or (c) accelerate this Note. In the event of any default under this Note, upon written demand by Payee, Maker will identify such Senior Lenders from whom any such consent must be obtained within three days of the request therefore. Maker will promptly provide Payee with notice upon (i) Maker's default, and (ii) Maker's receipt of notice of default from the Senior Lenders, under the Senior Debt Documents or any amended, restated, amended and restated, or replacement Senior Debt Documents, as the case may be, and will provide notice to Payee of Maker's cure of any such default. Payee hereby agrees to negotiate in commercial good faith with respect to any requirement by any Senior Lenders to enter into an amendment, restatement, supplement, addition or other modification or replacement of the Subordination Agreement and will use commercially reasonable efforts to take any other commercially reasonable actions reasonably requested by any such Senior Lenders with respect to indebtedness evidenced by this Note and any security therefor.

6. Defaults. Maker shall be deemed in default hereunder upon the occurrence of any of the following: (a) Maker fails to make when due any principal or interest payment required to be made hereunder; (b) an involuntary case against Maker under any applicable bankruptcy or insolvency law commences and is not dismissed on or before the date 60 days after its commencement; (c) a court with proper jurisdiction enters a decree or order for relief against Maker in an involuntary case under any applicable bankruptcy or insolvency law; (d) a court with proper jurisdiction appoints a receiver, liquidator, custodian or trustee for Maker or for any substantial part of Maker's property with respect to the winding up or liquidation of Maker's affairs; or (e) Maker commences a voluntary case under any applicable bankruptcy or insolvency law, makes a general assignment for the benefit of Maker's creditors, consents to the appointment of a receiver, liquidator, custodian or trustee for Maker or for any substantial part of Maker's property, or consents to the entry of an order for relief against Maker in an involuntary case under any applicable bankruptcy or insolvency law.

7. Consequences of Default and Remedies. Upon the occurrence of a default under Section 6 of this Note, subject to the Senior Credit Documents and Section 5 of this Note, the entire outstanding principal balance of this Note, together with all accrued and unpaid interest and all other sums payable hereunder shall, at the option of Payee, become immediately due and payable.

8. Payments. Principal and interest due and payable under this Note to be made to Payee shall be paid in lawful money of the United States of America at the address for notices to Payee as set forth on Payee's signature page hereto, or at such other address as may be specified in a written notice to Maker by Payee. If any payment on this Note is due on a Saturday, Sunday or a bank or legal holiday, such payment shall be made on the next succeeding business day.

9. Set-Off. The principal amount of this Note plus any accrued and unpaid interest thereon may be reduced by the amount of any indemnification obligation of Payee to Maker pursuant to Article VII of the Purchase Agreement, as determined to be owed pursuant to the provisions thereof. For clarity, any indemnification obligation of Payee to Maker shall be determined in accordance with the Purchase Agreement and subject to the limitations set forth therein.

10. No Security. The obligations under this Note are unsecured.

11. Surrender. Upon payment in full of the principal amount and all interest due under this Note, Payee will surrender this Note to Maker for cancellation.

12. No Assignment. Maker may not assign this Note nor delegate its duties hereunder without the prior written consent of Payee. This Note may not be assigned or sold by Payee without the prior written consent of Maker.

13. Lawful Interest Rate. If interest payable under this Note is in excess of the maximum permitted by law, the interest chargeable hereunder shall be reduced to the maximum amount permitted by law.

14. Amendments; Waivers. This Note may be amended, or any provision of this Note may be waived upon the approval, in a writing, executed by Maker and Payee. No course of dealing between or among Maker and Payee shall be deemed effective to modify, amend or discharge any part of this Note or any rights or obligations of any such party under or by reason of this Note. A waiver by Maker or Payee of any term or condition of this Note in any one instance shall not be deemed or construed to be a waiver of such term or condition for any other instance in the future (whether similar or dissimilar) or of any subsequent breach hereof.

15. No Third Party Beneficiaries. This Note is for the sole benefit of Maker and Payee and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any person any legal or equitable rights hereunder, other than the Maker and Payee.

16. Governing Law; Jurisdiction; WAIVER OF JURY TRIAL. This Note shall be governed and construed in accordance with the laws of the State of Delaware. Each of Maker and Payee, by its execution hereof, (a) hereby irrevocably submits and agrees to the exclusive jurisdiction of the state court or federal court of Maricopa County, State of Arizona for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry proceeding or investigation arising out of or based upon this Note or relating to the subject matter hereof, (b) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above named courts is improper, or that this Note or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Note or relating to the subject matter hereof other than before one of the above named courts nor to make any motion or take any other action seeking or intending to cause the transfer of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above named court whether on the grounds of inconvenient forum or otherwise. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF MAKER AND PAYEE HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS NOTE OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.

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[REDACT]

IN WITNESS WHEREOF, the Maker has executed and delivered this Subordinated Promissory Note as of the date first written above.

ALLY WASTE SERVICES, LLC, a Delaware limited liability company

By: [REDACT]
Name: [REDACT]
Its: Chief Executive Officer

Acknowledged by:

MENTOR CAPITAL, INC., a Delaware corporation

By: DocuSigned by: Chet Billingsley
Name: Chet Billingsley
Its: CEO

Address:

Mentor Capital, Inc. 5964 Campus Court, Plano, TX 75093